SECURITIES AND EXCHANGE COMMISSION

                      Washington, D.C. 20549

                        _________________

                             FORM 8-K

                          CURRENT REPORT
              PURSUANT TO SECTION 13 OR 15(d) OF THE
                 SECURITIES EXCHANGE ACT OF 1934

                        _________________




                         February 1, 1999
                (Date of earliest event reported)


                  BROAD NATIONAL BANCORPORATION
     (Exact name of registrant as specified in its charter)


     New Jersey                    0-16637          22-2395057
(State or other jurisdiction  (Commission File    (IRS employer
of incorporation)                  Number)        identification
                                                       number)

            905 Broad Street, Newark, New Jersey 07102
   (Address of principal executive offices, including zip code)



Registrant's telephone number, including area code:(973) 624-2300



                               None
  (Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS.

     On February 1, 1999, Broad National Bancorporation, a New Jersey corporation ("Broad"), entered into an Agreement and Plan of Merger (the "Merger Agreement") by and between Independence Community Bank Corp., a Delaware corporation ("ICBC"), and Broad, a copy of which is attached hereto as Exhibit 2.1. The Merger Agreement provides, among other things, that Broad will be merged with and into ICBC, with ICBC being the surviving corporation (the "Merger").

     Pursuant to the Merger Agreement, each share of common stock of Broad, par value $1.00 per share ("Broad Common Stock"), issued and outstanding at the Effective Time (as defined in the Merger Agreement) of the Merger (other than (i) shares of Broad Common Stock held in treasury, (ii) unallocated and/or unvested shares of Broad Common Stock held in Broad's Long-Term Capital Accumulation Plan, and (iii) shares of Broad Common Stock held directly or indirectly by ICBC or Broad or any of their respective subsidiaries (not to include certain of such shares as set forth in the Merger Agreement) (collectively, the "Excluded Shares"), which Excluded Shares shall be canceled and cease to exist and no consideration shall be delivered in exchange therefor) will be converted into the right to receive either cash or shares of ICBC's common stock, par value $0.01 per share ("ICBC Common Stock"), at the election of the holder thereof. Broad's stockholders may be eligible to receive a combination of cash and ICBC Common Stock in exchange for their shares of Broad Common Stock, but the aggregate Merger Consideration (as defined in the Merger Agreement) distributable by ICBC will consist of approximately 50% cash and 50% ICBC Common Stock, subject to adjustment as described below. The cash and ICBC Common Stock distributable by ICBC will be determined based on an exchange ratio in which Broad Common Stock is valued at $26.50 per share if the Average Closing Price (as defined below) for ICBC Common Stock is between $12.75 and $17.25 per share. If ICBC's Average Closing Price is less than $12.75 per share, then Broad's stockholders will receive the Merger Consideration based on an exchange ratio of 2.0784 shares of ICBC Common Stock for each share of Broad Common Stock. Conversely, if ICBC's Average Closing Price is greater than $17.25 per share, then Broad's stockholders will receive the Merger Consideration based on an exchange ratio of 1.5362 shares of ICBC Common Stock for each share of Broad Common Stock. The Average Closing Price for ICBC Common Stock will be the average of the reported closing sale prices per share during the Pricing Period (which consists of the ten consecutive trading days during which ICBC Common Stock is traded on the Nasdaq National Market System ending on the tenth business day immediately prior to the anticipated Effective Time of the Merger). The Merger Agreement contains customary anti-dilution provisions.

     In the event that ICBC's Average Closing Price is more than $17.25 per share or less than $12.75 per share, the per share
Merger Consideration may be less or more than $26.50 per share.
If the Average Closing Price is less than $12.75 per share, the cash portion of the Merger Consideration may exceed 50% of the total Merger Consideration. In addition, if the Average Closing
Price is greater than $17.25 per share, the cash portion of the Merger Consideration may be less than 50% of the total amount.
The total cash consideration may be decreased and the stock consideration increased in the event that in the opinion of counsel for ICBC or Broad such change is necessary in order for such counsel to be able to render an opinion that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

     In the event that the Broad stockholders elect to receive cash exceeding the aggregate amount of cash available in the transaction, additional shares of ICBC Common Stock in lieu of cash may be allocated to such stockholders on a pro rata basis. Conversely, if Broad stockholders elect to receive ICBC Common Stock in an amount in excess of the amount of stock available in the transaction, such stockholders may be paid cash in lieu of stock on a pro rata basis. To the extent possible, stockholders who express no preference between cash and stock or failed to file an election will be allocated ICBC Common Stock or cash in such a manner as to avoid or minimize adjustments in the type of consideration requested by those stockholders who do file an election.

     Each of Broad and ICBC have made certain representations and warranties to the other in the Merger Agreement as to, among other things, the authorization, validity, binding effect and enforceability of the Merger Agreement, various corporate matters, capital structure, consents and approvals, regulatory reports, financial statements, certain fees payable in connection with the Merger, the absence of material adverse changes, the absence of certain legal proceedings, taxes, employee benefit plans, compliance with applicable law, agreements with regulatory agencies, environmental matters, loan portfolio and property. Broad has also made certain representations and warranties to ICBC with respect to among other things, its material contracts, the inapplicability of antitakeover provisions, its insurance, its investment securities and borrowings, and certain other matters. ICBC has also made representations and warranties to Broad with respect to the shares of ICBC Common Stock to be issued in connection with the Merger.

     Pursuant to the Merger Agreement, during the period from the date of the Merger Agreement to the Effective Time, each of Broad and ICBC has agreed to use commercially reasonable efforts to, and shall cause each of its respective subsidiaries to use commercially reasonable efforts to (i) conduct its business in the ordinary and usual course consistent with past practices and prudent banking practice; (ii) maintain and preserve intact its business organization, properties, leases, employees and advantageous business relationships and retain the services of its officers and key employees, (iii) take no action which would adversely affect or delay the ability of Broad, Broad National Bank (the Company's wholly owned subsidiary), ICBC or Independence Community Bank (ICBC's wholly owned subsidiary) to perform its covenants and agreements on a timely basis under the Merger Agreement, and (iv) take no action which would adversely affect or delay the ability of the Company, the Broad National Bank, ICBC or Independence Community Bank to obtain any necessary approvals, consents or waivers of any governmental authority required for the transactions contemplated thereby or which would reasonably be expected to result in any such approvals, consents or waivers containing any material condition or restriction. The Company has agreed to also not take certain actions with respect to its operations including, among other things, not paying dividends in excess of its normal quarterly rate, not issuing shares of Broad Common Stock except as result of the exercise of existing options granted under Broad's option plans and not amending its certificate of incorporation or bylaws.

     The Merger Agreement can be terminated for various reasons, including, among others, by the mutual written consent of the parties or by either party if the other party has materially breached its covenants, agreement, representations or warranties, which breach cannot be cured within 30 days after notice thereof, or by either party upon the occurrence or nonoccurrence of certain other conditions or actions as set forth in the Merger Agreement. Broad also may terminate the Merger Agreement if during the four-business day period commencing on the first day after the end of the Pricing Period (which consists of the ten consecutive trading days during which ICBC Common Stock is traded on the Nasdaq National Market System ending on the tenth business day immediately prior to the anticipated Effective Date of the Merger) it so notifies ICBC and both of the following conditions are applicable:

     (i)  the product of the Average Closing Price and the Final
          Exchange Ratio (as defined in the Merger Agreement) is less than $24.00; and

     (ii) the ICBC Ratio (the Average Closing Price divided by $15.00, the per share closing price of ICBC Common Stock on January 29, 1999, the last trading day immediately preceding the date of the first public announcement of the Agreement (the "Starting Price")) is less than (x) the number obtained by dividing the average daily per share closing prices of the common stocks of 21 publicly-traded bank and thrift holding companies (the "Index Group") during the Pricing Period (the "Final Index Price") by the weighted average per share closing prices of the common stocks of each company comprising the Index Group on January 29, 1999, the last trading day immediately preceding the date of the first public announcement of the Agreement (the "Initial Index Price"), less (y) 0.15 (the Index Ratio").

If both of the foregoing conditions are applicable, Broad has the right to terminate the Agreement; provided, however, in such event ICBC shall have the option to increase the consideration to be received by holders of Broad Common Stock thereunder, by adjusting the Final Exchange Ratio to equal the lesser of (x) a number obtained by dividing (A) $24.00 by (B) the Average Closing Price, and (y) a number obtained by substituting the Adjusted Preliminary Stock Ratio (1.0 plus the Index Ratio less the ICBC Ratio, with the net sum being multiplied by the Preliminary Stock Ratio then in effect as provided by the terms of the Merger Agreement). If ICBC increases the Final Exchange Ratio as set forth above, the Merger Agreement will not be terminated.

     The Merger Agreement prohibits Broad and its subsidiaries and representatives from initiating, soliciting or encouraging inquiries, proposals or offers from, participating in discussions or negotiations with, or providing confidential information to, third parties concerning a merger, consolidation or similar transaction involving, or any purchase, lease or other acquisition of 10% or more of the assets or any equity securities of, Broad or any of its subsidiaries (an "Acquisition Proposal"). Broad is, however, permitted to participate in discussions or negotiations with, or provide confidential information or data to, third parties who have made an unsolicited bona fide written Acquisition Proposal if and only to the extent that (i) the Board of Directors of Broad, based upon written advice of outside legal counsel, in good faith deems such action to be legally necessary for the proper discharge of its fiduciary duties under applicable law, and (ii) the Board of Directors of Broad determines in good faith (based upon written advice of its financial advisor) that such Acquisition Proposal, if accepted, is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the Acquisition Proposal and the person making the Acquisition Proposal and would, if consummated, result in a more favorable transaction than the transaction contemplated by the Merger Agreement.

     The Merger Agreement provides that if (i) Broad enters into an agreement to engage in a merger, consolidation or similar transaction involving, or any purchase, lease or other acquisition of 10% or more of the assets or 15% or more of the voting power of, Broad or any of its subsidiaries, (ii) Broad's Board of Directors recommends that the stockholders of Broad approve or accept any such transaction, or (iii) Broad or any of its subsidiaries or certain of its affiliates engage in certain other transactions or certain other events occur as set forth in the Merger Agreement, Broad is required to pay ICBC a termination fee of up to $6.5 million.

     Consummation of the Merger is subject to the satisfaction of certain conditions, including approval of the shareholders of Broad and approval of the appropriate regulatory agencies.

     Concurrently with the execution and delivery of the Merger Agreement, the directors and certain executive officers of Broad entered into a Stockholder Agreement with the Company pursuant which, among other things, such persons agreed to vote their shares of Broad Common Stock in favor of the Merger.

     This Current Report on Form 8-K may contain certain forward-looking statements regarding the Company's acquisition of Broad, including cost savings to be realized, earnings accretion, transaction charges and other opportunities following the acquisition which are based on management's current expectations regarding economic, legislative and regulatory issues. The factors which may cause future results to vary materially include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting each company's operations, pricing, products and services.

      The Company and Broad publicly announced the Merger in a press release dated February 1, 1999, a copy of which is attached hereto as Exhibit 99.1.

ITEM 7.   FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION
          AND EXHIBITS.

     (a)  Financial statements of businesses acquired.

          Not applicable.

     (b)  Pro forma financial information.

          Not applicable.

     (c)  Exhibits.

          The following Exhibits are filed as part of this report:

       Exhibit No.                      Description

          2.1 Agreement and Plan of Merger, dated as of February 1, 1999, between Independence
                    Community Bank Corp. and Broad National
                    Bancorporation.

          99.1      Press Release issued on February 1, 1999.

                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              BROAD NATIONAL BANCORPORATION

                              By: /s/ James Boyle
                                   James Boyle
                                   Treasurer



Dated: February 8, 1999

                          EXHIBIT INDEX



     Exhibit                  Description

     2.1       Agreement and Plan of Merger, dated as of February
               1, 1999, between Independence Community Bank Corp.
               and Broad National Bancorporation.

     99.1      Press Release issued on February 1, 1999.